[FIC LOGO]

                        Financial Industries Corporation
                            Austin Centre, 701 Brazos
                               Austin, Texas 78701



Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders of Financial Industries Corporation, which will be held at the Austin Centre, 701 Brazos, Austin, Texas 78701 on May 18, 1999, at 10:00 a.m. local time. For those of you who cannot be present at this meeting, we urge that you participate by indicating your choices on the enclosed proxy and completing and returning it to us in the enclosed postage paid envelope at your earliest convenience. By returning your proxy promptly, you will assist us in reducing the Company's expenses relating to the meeting. You can revoke your signed proxy at any time before it is used.

We appreciate your support and cooperation in returning the enclosed proxy.


                                   Cordially,



                                  Roy F. Mitte
                                  Chairman, President and
                                  Chief Executive Officer

                        Financial Industries Corporation
                            Austin Centre, 701 Brazos
                               Austin, Texas 78701



                            NOTICE OF ANNUAL MEETING
                             TO BE HELD MAY 18, 1999






Notice is hereby given that the 1999 Annual Meeting of Shareholders of Financial Industries Corporation is scheduled to be held at the Austin Centre, 701 Brazos, Austin, Texas 78701 on May 18, 1999, 10:00 a.m., local time, for the following purposes:

         1.       The election of eleven Directors for the ensuing year.

         2. Such other business that may properly come before the meeting or any adjournment thereof.

Only those Shareholders of record at the close of business on April 12 , 1999 (the "Record Date") will be entitled to notice of and vote at the meeting or any adjournment thereof.

The Proxy Statement accompanies this notice.

April 16,  1999

                                           By Order of the Board of Directors



                                           Eugene E. Payne
                                           Secretary


                             YOUR VOTE IS IMPORTANT

We hope that you will be able to attend the meeting in person. IF YOU DO NOT EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY in the enclosed envelope for which no postage is necessary if mailed in the United States. It will assist us in reducing the expenses of the Annual Meeting if shareholders who do not attend in person return the signed proxy promptly. You may revoke your proxy at any time before it is voted.

              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS OF
                        Financial Industries Corporation
                Austin Centre o 701 Brazos o Austin, Texas 78701

This Proxy is furnished in connection with the solicitation of proxies by the Board of Directors of Financial Industries Corporation (FIC or the Company) for use at the Annual Meeting of Shareholders to be held May 18, 1999, at the Austin Centre, 701 Brazos, Austin, Texas 78701. Solicitation of proxies may be made by mail and telephone and the expenses will be borne by FIC. The Company intends to reimburse broker-dealers and others for forwarding the proxy materials to beneficial owners of FIC's Common Stock. The approximate date on which this Proxy Statement and the enclosed Form of Proxy will be sent or given to shareholders is April 16, 1999.

A copy of FIC's Annual Report of Shareholders for the year ended December 31, 1998, including financial statements, has either been previously forwarded to Shareholders or is included with this Proxy Statement.

A copy of the Company's Annual Report to the Securities and Exchange Commission on form 10-K, including Financial Statements and Financial Schedules, may be obtained by Shareholders without charge upon the receipt of a written request addressed to Robert S. Cox, Financial Industries Corporation, Austin Centre, 701 Brazos, Austin, Texas 78701.

Only shareholders of record on the books of FIC at the close of business on April 12, 1999, will be entitled to vote at the Annual Meeting. At the close of business on such date, there were outstanding and entitled to vote 5,054,661 shares of Common Stock. Each shareholder of FIC Common Stock is entitled to one vote for each share standing in his or her name on the books of the Company, as of the Record Date, on all business to come before the meeting. However, in voting for Directors, each shareholder may cumulate votes for the election of Directors for those candidates whose names have been placed in nomination; that is, each Shareholder may cast as many votes as there are Directors to be elected multiplied by the number of shares then registered in his or her name and to cast all such votes for one candidate or distribute such votes among the nominees for Director in accordance with the Shareholder's choice. Each share will be entitled to eleven (11) votes on a cumulative basis in voting for Directors. The right to vote cumulatively may be exercised only in the event that a Shareholder gives written notice of his decision to vote cumulatively to the Secretary of FIC on or before the day preceding the Annual Meeting. If any Shareholder complies with that written notice requirement, all Shareholders may cumulate their votes. FIC's management does not intend to request cumulative voting of their shares and is not aware of an intention by any Shareholder to do so. However, should any Shareholder elect to vote cumulatively, the person authorized to vote shares represented by executed proxies, if authority to vote for the election of Directors is not withheld, will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the Board of Directors' nominees as they may determine or, if authority to vote for a specific candidates has been withheld, among those nominees for whom authority to vote has not been withheld.

The proxy solicited by this Proxy Statement is revokable at any time prior to the exercise thereof at the meeting by written notice submitted to Eugene E. Payne, Secretary, Financial Industries Corporation, Austin Centre, 701 Brazos, Austin, Texas 78701 or by delivery of a subsequent proxy. All shares represented by executed and unrevoked proxies will be voted in accordance with instructions contained therein. Proxies submitted without specification will be voted to elect the nominees for Directors named herein.


                              ELECTION OF DIRECTORS

The following eleven nominees are proposed for election as Directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified. All nominees are now Directors of the Company. Proxies solicited by the Board of Directors will be voted in favor of the election of these nominees unless authorization to do so is withheld in the proxy. If any nominee for election as Director is unable or unwilling to serve, which the Board of Directors does not anticipate, the persons acting under the proxy will vote for such other person as management may recommend. An affirmative vote by a majority of those shares constituting at least a quorum at the Annual Meeting of Shareholders is required for the election of Directors. The Board of Directors recommends a vote "FOR" each of the nominees.

The names and ages of the nominees, their principal occupations or employment during the past five years and other data regarding them are set forth on the following pages. The data supplied below is based on information provided by the nominees, except to the extent that such data is known to the Company.


Name           Age         Director     Director and Other Information
                             Since
John D.         55           1991       Vice President-Investments, Investment
Barnett                                 Professionals, Inc. Since August 1996.
                                        Vice President-Investments of Prudential
                                        Securities from April 1983 to July 1996.

Name           Age         Director     Director and Other Information
Joseph F.       60           1992       1992 to Vice President of FIC from
Crowe                                   February 29, January 3, 1997, when he
                                        retired from active service with the
                                        Company. Director of FIC since  February
                                        29, 1992.  Vice  President  of ILCO from
                                        May  1991 to January 1997.  Director of
                                        ILCO from May 1991 to October 1997.
                                        Executive Vice President of Investors
                                        Life Insurance Company of North America,
                                        Family Life Insurance Company and
                                        InterContinental Life Insurance Company from June 1991 to January 1997. Director of Investors Life Insurance Company of
                                        North America, Family Life Insurance
                                        Company and InterContinental Life
                                        Insurance Company from June 1991  to
                                        January 1997.  Executive Vice President
                                        of Investors Life Insurance Company of
                                        Indiana from February 1995 to January
                                        1997.  Director of Investors Life
                                        Insurance Company of Indiana from
                                        February 1995 to January  1997.  From
                                        December 1986 to March 1991, Executive
                                        Vice President of Personal Financial
                                        Security Division of Aetna Life &
                                        Casualty Company.

Jeffrey H.      46           1995       Director of FIC since May 1995.  Vice
Demgen                                  President of FIC since August 1996.
                                        Vice President and Director of ILCO
                                        since August 1996. Director of Family
                                        Life Insurance Company since October
                                        1992.  Executive Vice President of
                                        Family Life Insurance Company since
                                        August 1996.  Senior Vice President of
                                        Family Life Insurance Company from
                                        October 1992 to August 1996.  Executive
                                        Vice President and Director of Investors
                                        Life Insurance Company of North America
                                        since August 1996. Senior Vice President and Director of Investors Life Insurance
                                        Company of North America from October
                                        1992 to June 1995.  Executive Vice
                                        President of Investors-IN (formerly
                                        known as InterContinental Life Insurance
                                        Company) since August 1996.  Executive
                                        Vice President and Director of Investors
                                        Life Insurance Company of Indiana from
                                        August 1996 to December 1997.  Senior
                                        Vice President of United Insurance
                                        Company of America from September 1984
                                        to July 1992.

Name           Age         Director     Director and Other Information
Theodore A.     59           1996       Vice President and Director of FIC since
Fleron                                  August 1996. Vice President and Director
                                        of ILCO since May 1991.  Assistant
                                        Secretary of ILCO since June 1990.
                                        Senior Vice President, General Counsel,
                                        Assistant Secretary and Director of
                                        Investors Life Insurance Company of
                                        North America and Investors-IN, formerly known as InterContinental Life Insurance
                                        Company since July 1992. Vice President,
                                        General Counsel, Assistant Secretary and
                                        Director of Investors Life Insurance
                                        Company of North America and Investors-
                                        IN, formerly known as InterContinental
                                        Life Insurance Company from January 1989 to July 1992. Senior Vice President,
                                        General Counsel, Director and Assistant
                                        Secretary of Investors Life Insurance
                                        Company of Indiana  from June 1995 to
                                        December 1997. Senior Vice President,
                                        General Counsel, Director and Assistant
                                        Secretary of Family Life Insurance
                                        Company since August 1996.

James M.        55           1976       Vice President, Treasurer and Director
Grace                                   of FIC. Vice President and Treasurer of
                                        ILCO since January 1985.  Executive Vice
                                        President, Treasurer  and  Director  of
                                        Investors-IN, formerly known as
                                        InterContinental Life Insurance Company
                                        since 1989.  Director, Executive   Vice
                                        President and Treasurer of Investors
                                        Life Insurance Company of North America
                                        since 1989. Executive Vice President,
                                        Treasurer and Director  of Family  Life
                                        Insurance Company since June 1991.
                                        Director, Executive Vice  President and
                                        Treasurer of Investors  Life  Insurance
                                        Company of Indiana from February 1995 to
                                        December 1997.

Name           Age         Director     Director and Other Information
Dale E. Mitte   64           1994       Director of FIC since January 1994.
                                        Senior Vice President and Chief
                                        Underwriter from January 1993 to March
                                        5, 1999 (when he retired from active
                                        service) of Investors Life Insurance
                                        Company of North America and Investors
                                        Life Insurance Company of Indiana,
                                        formerly known as InterContinental Life
                                        Insurance Company. Director of Investors
                                        Life Insurance Company of North America
                                        and Investors Life Insurance Company of
                                        Indiana since December, 1988. Vice
                                        President, Chief Underwriter from
                                        December 1988 to January 1993 of
                                        Investors Life Insurance Company of
                                        North America and Investors Life
                                        Insurance Company of Indiana.  Senior
                                        Vice President and Chief Underwriter
                                        from June 1991 to March 5, 1999 of
                                        Family Life Insurance Company. Director
                                        since June, 1991 of Family Life
                                        Insurance Company.

Roy F. Mitte    67           1976       Chairman of the Board, President and
                                        Chief Executive Officer of FIC.
                                        Chairman of the Board, President and
                                        Chief Executive Officer of ILCO and
                                        Investors-IN, formerly known as
                                        InterContinental Life Insurance Company
                                        since January 1985. President of ILCO
                                        since April 1985. Chairman of the Board,
                                        President and Chief Executive Officer of
                                        Investors Life Insurance Company of
                                        North America since December 1988.
                                        Chairman of the Board, President and
                                        Chief Executive Officer of Family Life
                                        Insurance Company since June 1991.
                                        Chairman of the Board, President and
                                        Chief Executive Officer of Investors
                                        Life Insurance Company of Indiana from
                                        February 1995 to December 1997.
                                        Chairman, ILG Securities Corporation
                                        since December 1988.

Frank Parker    70           1994       President, Gateway Tugs, Inc., which  is
                                        located in Brownsville, Texas and is
                                        engaged in operating and chartering
                                        harbor and intracoastal tug boats, for
                                        more than the last five years

Name           Age         Director     Director and Other Information
Eugene E.       56           1992       Vice President, Secretary and Director
Payne                                   of FIC. Vice President of ILCO since
                                        December 1988 and Secretary and Director of ILCO since May 1989. Executive
                                        Vice President, Secretary and Director
                                        of Investors Life Insurance Company  of
                                        North America since December 1988.
                                        Executive Vice President since  December
                                        1988 and Director since May 1989 of
                                        Investors-IN, formerly known as
                                        InterContinental Life Insurance Company.
                                        Executive Vice President, Secretary and
                                        Director of Family Life Insurance
                                        Company since June 1991. Director,
                                        Executive Vice  President and Secretary
                                        of Investors Life Insurance Company  of
                                        Indiana from February  1995 to  December
                                        1997.

Thomas C.       56           1996       Director of FIC since August 1996.
Richmond                                Director of ILCO from March 1994 to
                                        August 1996.  Director from March 1989
                                        to February  1990,Senior Vice  President
                                        since January 1993 and Vice President
                                        from March 1989 to January 1993 of
                                        Investors Life Insurance Company of
                                        North America and Investors-IN, formerly
                                        known as InterContinental Life Insurance
                                        Company.   Senior Vice President of
                                        Family Life Insurance Company since June
                                        1991. Senior Vice President of Investors
                                        Life Insurance Company of Indiana from
                                        June 1995 to December 1997.

Jerome H.       62           1998       Director of FIC since 1998.  President
Supple                                  and Professor of Chemistry, Southwest
                                        Texas State University, San Marcos,
                                        Texas since 1989.  Director, Frost Bank.
                                        Dr. Supple is also active in a number of professional and educational organizations including: American
                                        Association of State Colleges and
                                        Universities, Board of Directors;
                                        American Council of Education/Commission on Governmental Relations; Commission on Colleges - Class 1993/Southern
                                        Association of Colleges and Schools;
                                        National Collegiate Athletic
                                        Association President's Commission;
                                        Association of Texas Colleges and
                                        Universities, Board of Directors;
                                        American Association for the Advancement of Science; and American Association of Higher Education.

                               EXECUTIVE OFFICERS

The following table sets forth the names and ages of the persons who currently serve as the Company's executive officers together with all positions and offices held by them with the Company. Officers are elected to serve at the will of the Board of Directors or until their successors have been elected and qualified.

Name                       Age           Positions and Offices

Roy F. Mitte               67            Chairman of the Board,
                                         President and Chief Executive Officer

James M. Grace             55            Vice President and Treasurer

Eugene E. Payne            56            Vice President and Secretary

Jeffrey H. Demgen          46            Vice President


In May 1991, Roy F. Mitte suffered a stroke, resulting in partial paralysis affecting his speech and mobility. Mr. Mitte continues to make the requisite decisions in his capacity as Chief Executive Officer, although his ability to communicate and his mobility are impaired.


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Forms 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on reviews of the copies of such forms furnished to the Company, or written representatives that no Forms 5 were required, the Company believes that during the period from January 1, 1998 through December 31, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were compiled with.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


                                 Amount and Nature
Name and Address of               of Beneficial             Percent
Beneficial Owner                    Ownership              of Class

Roy F. Mitte,
Chairman of the Board,
President and Chief
Executive Officer,
701 Brazos
Suite 1400,
Austin, Texas  78701                 1,493,216               29.54%

Family Life Insurance Company
701 Brazos Street
Suite 1400
Austin, Texas 78701                    272,000                 5.38%

InterContinental Life
  Corporation
701 Brazos
Suite 1400,
Austin, Texas  78701                    690,161 (1)           13.65% (2)

Investors Life Insurance
  Company of North America
701 Brazos
Suite 1400
Austin, Texas  78701                    690,161 (1)            13.65% (2)

Heartland Advisors, Inc.
790 North Milwaukee St.
Milwaukee, WI 53202                     438,500                 8.68% (3)

(1) Of such shares, 145,500 shares are owned by Investors-NA, 44,250 shares are owned by Investors- IN, and 500,411 shares are issuable upon exercise of an option held by Investors-NA. Investors-NA is a direct subsidiary of ILCO. Investors-IN is a direct subsidiary of Investors-NA.

(2) Assumes that outstanding stock options or warrants held by other persons have not been exercised.

(3) As reported to the Company on a Schedule 13(G) filed by Heartland Advisors, Inc. ("Heartland"). According to the Schedule 13(G), the shares are held for various investment advisory accounts and the interest of one such account (Heartland Value Fund, a registered investment company) is more than 5% of the common stock of FIC. A Schedule 13(G) was filed on January 27, 1998, reporting beneficial ownership of 320,400 shares. A Schedule 13(G)/A was filed on January 21, 1999, reporting beneficial ownership of an additional 118,100 shares.


The following table contains information as of March 15, 1999 as to the Common Stock of the Registrant beneficially owned by each director, nominee and executive officer and by all executive officers and directors of the Registrant as a group. The information contained in the table has been obtained by the Registrant from each director and executive officer, except for the information known to the Registrant. Except as indicated in the notes to the table, each beneficial owner has sole voting power and sole investment power as to the shares listed opposite his name.


                           Amount and Nature of            Percent of
Name                       Beneficial Ownership             Class

John Barnett                     2,000                        *
Joseph F. Crowe                    -0- (2)
Jeffrey H. Demgen                  -0- (2)
Theodore A. Fleron                 -0-
James M. Grace                   5,600 (2)                     *
Dale E. Mitte                    2,000                         *
Roy F. Mitte                 1,493,216 (1,2)                 29.54%
Frank Parker                    10,000                         *
Eugene E. Payne                    -0-                         *
Thomas C. Richmond               1,100                         *
 Jerome H. Supple                  200                         *

All Executive Officers,
and Directors as
a group (11 persons)         1,514,116 (1,2)                  29.95 %


(1)  As of March  15,  1999,  Mr.  Mitte,  jointly  with his  wife  Joann,  owns
     1,493,216 common shares of Financial Industries Corporation ("FIC"). The holdings of Mr. Mitte of FIC's common stock constitutes 29.54% of the outstanding common stock of the Company. In addition, Mr. Mitte holds the position of Chairman, President and Chief Executive Officer of ILCO.

(2) No executive officer or director holds any options to acquire FIC Common Stock. Messrs. Roy Mitte, Grace, Payne and Demgen are executive officers and/or directors of ILCO and beneficially owned approximately 47.12 % of the outstanding shares of ILCO common stock as of March 15, 1999. Since FIC beneficially owns 44.74 % of ILCO's Common Stock, Mr. Roy Mitte's personal holdings are combined with FIC's holdings in determining the percentage of ILCO Common Stock beneficially owned by Mr. Mitte. ILCO beneficially owned 690,161 shares of FIC Common Stock (13.65% of the outstanding shares) as of March 15, 1999.

 *       Less than 1%.



                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table


The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and each of the three other persons who were serving as executive officers of the Company at the end of 1998 and received cash compensation exceeding $100,000 during 1998:

                              Annual Compensation

                                                                                                Long Term Compens-
Name and                                                                                          ation Awards         All Other
Principal                                                                                        Stock Options         Compensa-
Position                   Year             Salary(1)          Bonus(4)       Other(2)              (Shares)              tion

Roy F. Mitte,
Chairman,
President and              1998            $ 503,500         $2,500,000         -0-                  -0-                -0-
Chief Executive            1997            $ 503,500         $1,500,000         -0-                  -0-                -0-
Officer                    1996            $ 503,500                -0-         -0-                  -0-        $2,446,397(3)

James M.
Grace, Vice                1998              195,000             25,000         -0-                  -0-                -0-
President and              1997              195,000             40,000         -0-                  -0-                -0-
Treasurer                  1996              195,000             15,000         -0-                  -0-                -0-

Eugene E.
Payne, Vice                1998              195,000             20,000         -0-                  -0-                -0-
President and              1997              195,000             40,000         -0-                  -0-                -0-
Secretary                  1996              195,000             15,000         -0-                  -0-                -0-

Jeffrey H.                 1998            $ 145,384           $ 15,000         -0-                  -0-                -0-
Demgen, Vice               1997            $ 117,884           $ 30,000         -0-                  -0-                -0-
President7                 1996            $ 102,500           $  7,500         -0-                  -0-                -0-

(1) The salaries and bonuses set forth in the table were paid by ILCO, except that FIC and/or Family Life authorized payment of a portion of Mr. Mitte's salary in each of 1996, 1997 and 1998. The executive officers of FIC have also been executive officers of Family Life, the insurance subsidiary of FIC, and ILCO and its insurance subsidiaries. FIC and/or Family Life reimbursed ILCO (or, in the case of Mr. Mitte, authorized payment of) the following amounts as FIC's or Family Life's share of the executive officers' cash compensation and bonus for 1996, 1997 and 1998: (i) Mr.
     Mitte:  $216,857,  $999,746 and  $1,111,821,  respectively;(ii)  Mr. Grace:
     $83,987,  $68,150 and  $64,152,  respectively;  (iii) Dr.  Payne:  $83,987,
     $68,150 and $61,447, respectively; and (iv) Mr. Demgen: $46,125 and $66,548 and $72,173 , respectively.

     Mr. Mitte and FIC are parties to an employment agreement, providing for the employment of Mr. Mitte as Chairman, President and Chief Executive Officer of the Company. The agreement, which was initially effective February 25, 1982, provides for five-year terms and for automatic renewals for successive five-year periods, unless otherwise terminated in accordance with the terms of the agreement. The agreement provides that the level of compensation will be fixed each year by agreement, but not less than $120,000 per year. In addition, the agreement provides that Mr. Mitte is entitled to reimbursement for reasonable business expenses and to participate in all fringe benefit plans and arrangements available generally to employees of the Company.

(2) Does not include the value of perquisites and other personal benefits because the aggregate amount of any such compensation does not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus for any named individual.

(3) During 1996, ILCO paid Mr. Mitte: (i) $1,862,000 for the cancellation in 1996 of options to purchase 121,500 shares of ILCO's common stock, plus interest at the rate of 8% per year on such amount for a one year period (for a total of $2,011,737); (ii) $120,700 for the federal income tax reimbursement relating to the cancellation in 1995 of options to purchase 50,000 shares of ILCO's common stock; and (iii) $313,960 for the federal income tax reimbursement relating to the 1996 options cancellation described above in this footnote.

(4) The data in this column represents the amount of annual bonus awarded. The bonuses for Mr. Grace, Dr. Payne and Mr. Demgen for the year 1997 represent amounts paid in 1997, but include the bonuses awarded with respect to the years 1996 and 1997. Dr. Payne elected to defer the amounts shown for 1997 and 1998 into the Company's Non-Qualified Deferred Compensation Plan. The Plan was established in 1997 to permit Mr. Grace and Dr. Payne to defer a portion of their compensation. Under the provisions of the Plan, contributions are invested on a money purchase basis and plan benefits are based on the value of the account at retirement or other distribution. In accordance with applicable tax law requirements, amounts allocated to the Plan are subject to the claims of general creditors of the Company. Directors' Compensation

Directors who are not officers or employees of the Company are paid a $5,000 annual fee, and are compensated $1,000 for each regular or special meeting of the Board of Directors which they attend in person.

Members of Compensation Committee

The Compensation Committee makes recommendations to the Board of Directors with respect to the Chief Executive Officer's compensation. The members of the Compensation Committee are John D. Barnett, Frank Parker and Jerome Supple.

Compensation Committee Interlocks and Insider Participation

Roy F. Mitte determines the compensation of all executive officers of the Company, other than the Chief Executive Officer. Mr. Mitte is the Chairman of the Board, President and Chief Executive Officer of the Company and ILCO. He also determines the compensation of all executive officers of ILCO, other than the Chief Executive Officer.

Reports on Executive Compensation

The following reports and the performance graph following those reports shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Chief Executive Officer's Report

The following report is made by Chief Executive Officer with respect to compensation policies applicable to the Company's executive officers, other than the Chief Executive Officer.

The goal of the Company's compensation policies is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining senior managers. Executive compensation is based on several factors, including corporate performance. While sales, earnings, return on equity and other performance measurers are considered in making annual executive compensation decisions, no formulas, pre-established target levels or minimum performance thresholds are used. Each executive officer's individual initiatives and achievements and the performance of the operations directed by the executive are integral factors utilized in determining that officer's compensation.

Since the executive officers of the Company are also executive officers of ILCO, they receive cash compensation from the Company and ILCO. In addition, since a significant portion of the Company's net income is derived from its equity in ILCO's net income, the executive officers of both companies are provided long-term equity-based compensation in the form of ILCO stock options granted under the ILCO

1988 Stock Option Plan and ILCO's Savings and Investment (401K) Plan. They also participate in medical and pension plans that are generally available to employees of the Company and ILCO. The objectives of the stock option plan and the 401K Plan are to create a strong link between executive compensation and shareholders return and enable senior managers to develop and retain a significant and long-term equity investment.

Under ILCO's 1988 Non-Qualified Stock Option Plan, options to buy ILCO's common stock at 100% of the fair market value on the date of grant but in no event less than $3.33 per share can be granted to officers, directors, agents and others. The information set forth in this paragraph pertaining to the number of shares for which options have been granted under the 1988 Plan has not been adjusted to reflect the effect of the stock dividend paid by ILCO to its shareholders on March 17, 1999. The 1988 Plan, which was adopted by ILCO in December, 1988, authorizes the ILCO Board of Directors to grant options to purchase up to a maximum of 600,000 shares of ILCO's common stock. Under its provisions, the 1988 Plan remains in effect for a period of eleven years from the date of the Plan's adoption. At December 31, 1998, options to purchase 42,000 shares were outstanding, of which options to buy 18,000 shares were held by executive officers of FIC and ILCO. ILCO's Board of Directors administers the plan. In 1988, options to purchase 330,000 shares of ILCO's common stock were granted at a price of $3.33 per share. In 1990, options to purchase 30,000 shares expired. In 1991, options to purchase 50,000 shares were granted at prices ranging from $8.75 to $9.25 per share. In 1992, options to purchase 60,000 shares expired. In 1995, options to purchase 60,000 shares were granted at a price of $11.12 per share. The options granted in 1995, together with 20,000 other options, were terminated in 1996. In 1997, 42,000 options were canceled. There were no options granted in 1998, 1997 or 1996. FIC has been advised that ILCO's Board of Directors has no current plans to grant any additional options under the 1988 Plan.

ILCO's 401K Plan allows eligible employees to make voluntary contributions on a tax deferred basis. During 1997, the Plan was changed to provide for a matching contribution by participating companies. The match, which is in the form of shares of ILCO common stock, is equal to 100% of an eligible participant's elective deferral contributions, as defined in the Plan, not to exceed 1% of the participant's plan compensation. Allocations are made on a quarterly basis to the account of participants who have at least 250 hours of service in that quarter.

ILCO's 401K Plan also includes participant accounts which were transferred from the ILCO Employee Stock Ownership Plan ("ESOP"). The ILCO ESOP was merged into the ILCO 401K Plan in May, 1998. The ESOP was a noncontributory employee benefit plan available to all employees who have completed one year of service. Allocations of ILCO's contributions were made to participants in accordance with their compensation. Vesting of participants in their accounts occurs in annual installments over a period of approximately ten years. As of December 31, 1998, that portion of the assets of the 401K Plan which represent participant accounts transferred from the ESOP consisted of 638,976 shares of ILCO's Common Stock (as adjusted to reflect the stock dividend paid on March 17, 1999 ) of which 90,684 shares were allocated to executive officers of the Company and the balance of the shares were allocated to the other participants.

The Company and ILCO provide medical and pension benefits to their executive officers that are generally available to employees.

The foregoing report has been furnished by Roy F. Mitte.

Compensation Committee's Report

The Compensation Committee of the Board of Directors makes a recommendation to the Board of Directors each year with respect to the Chief Executive Officer's compensation for that year. For the year 1998, the Committee recommended that the Chief Executive Officer's compensation continue at the same level in effect for the year 1997. In addition, the Committee recommended that the Chief Executive Officer receive a cash bonus in the amount of $965,000.

The compensation policies and practices of the Compensation Committee are subjective and are not based upon specific criteria. The Committee did consider the Company's overall financial performance and its continuing progress in expense management, maintenance of a high quality investment portfolio and marketing of insurance products designed to generate an acceptable level of profitability. The Committee recognized the Chief Executive Officer's leadership role in the Company's performance and his ability to select, recruit and motivate qualified people to implement the Company's policies that have contributed to that performance.

 Since the Chief Executive Officer's 1998 compensation is not based on any particular measures of the Company's performance, such as sales, earning or return on equity, there is no specific discussion in this report of the relationship of the Company's performance to the Chief Executive Officer's compensation for 1998. Nevertheless, the Committee does believe that it is noteworthy that (i) the Company's net income for 1998 was $9,218,000 ($1.71 basic and $1.66 diluted per share) compared to net income of $16,328,000 ($3.01 basic and $2.92 diluted per share) for 1997, (ii) net income for the year 1997 includes $3.2 million from the sale of Family Life's interest in the Bridgepoint Square Offices and (iii) $6.4 million from FIC's equity interest in ILCO's net income (including $3.8 million related to ILCO's gain from the sale of its interest in the Bridgepoint Square Offices. FIC has approximately a 45% equity interest in the net income of ILCO.

The foregoing report is submitted by the members of the Compensation Committee.

Performance Graph

The graph and table below compare the cumulative total shareholder return on the Company's Common Stock for the last five calendar years with the cumulative total return on The Nasdaq Stock Market (US) and an index of stocks of life insurance companies traded on Nasdaq over the same period (assuming the investment on December 31, 1993 of $100 in the Company's Common Stock, The Nasdaq Stock Market (U.S.) and an index of stocks of life insurance companies traded on Nasdaq and the reinvestment of all dividends).


                          [PERFORMANCE GRAPH OMITTED]



                                            12/31/93       12/30/94     12/29/95     12/29/96      12/31/97     12/31/98
The Company (1)                             $100.00        $ 79.48      $  94.87     $145.83       $258.00      $208.33
The Nasdaq Stock Market (US)                $100.00        $ 97.80      $138.30      $170.00       $208.30      $293.50
Index of Nasdaq Life Ins. Stocks (2)        $100.00        $ 86.00      $129.30      $166.80       $220.30      $221.30

(1) The dollar amounts for the Company's Common Stock are based on the closing bid prices on Nasdaq on the dates indicated.

(2) The Index of Nasdaq Life Insurance Stocks is comprised of life insurance companies whose stocks were traded on Nasdaq during the last five calendar years (36 issues listed during that period, of which 21 issues were traded on December 31, 1998). These peer companies were selected by the Company on a line-of- business basis.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


(a) Prior to the repayment of the ILCO Senior Loan on September 30, 1998, the obligations of ILCO under the Senior Loan were guaranteed by FIC. FIC presently owns 1,966,346 shares of ILCO's Common Stock, constituting 44.74% of such shares outstanding.

(b) Roy F. Mitte serves as Chairman, President and Chief Executive Officer of both FIC and ILCO. James M. Grace serves as Vice President, Treasurer and Director of both companies; Dr. Payne serves as Vice President, Secretary and Director of both companies; Messrs. Demgen and Fleron serve as Vice Presidents and Directors of both companies. Mr. Roy Mitte holds beneficial ownership of 29.54% of the outstanding shares of the Company (see "Security Ownership of Certain Beneficial Owners").

(c) As part of the financing arrangement for the acquisition of Family Life Insurance Company, Family Life Corporation ("FLC"), a subsidiary of FIC, entered into a Senior Loan agreement under which $50 million was provided by a group of banks. The balance of the financing consisted of a $30 million subordinated note issued by FLC to Merrill Lynch Insurance Group, Ins. ("Merrill Lynch") and $14 million borrowed by another subsidiary of FIC from an affiliate of Merrill Lynch and evidenced by a senior subordinated note in the principal amount of $12 million and a junior subordinated note in the principal amount of $2 million and $25 million lent by two insurance company subsidiaries of ILCO. The latter amount was represented by a $22.5 million loan from Investors-NA to FLC and a $2.5 million loan provided directly to FIC by Investors-CA. In addition to the interest provided under those loans, Investors-NA and Investors-CA were granted by FIC non-transferable options to purchase, in the amounts proportionate to their respective loans, up to a total of 9.9 percent of shares of FIC's common stock at a price of $10.50 per share ($2.10 per share as adjusted for the five-for-one stock split in November, 1996), equivalent to the then current market price, subject to adjustment to prevent dilution. The original provisions of the options provided for their expiration on June 12, 1998 if not previously exercised. In connection with the 1996 amendments to the subordinated notes, as described below, the expiration date of the options were extended to September 12, 2006.

     On July 30, 1993, the subordinated indebtedness owed to Merrill Lynch and its affiliate was prepaid. The Company paid $38 million plus accrued interest to retire the indebtedness, which had a principal balance of approximately $50 million on July 30, 1993. The primary source of the funds used to prepay the subordinated debt was new subordinated loans totaling $34.5 million that FLC and another subsidiary of FIC obtained from Investors-NA. The principal amount of the new subordinated debt is payable in four equal annual installments in 2000, 2001, 2002 and 2003 and bears interest at an annual rate of 9%. The other terms of the new debt are substantially the same as those of the $22.5 million subordinated loans that Investors-NA had previously made to FLC and that continue to be outstanding.

     In June, 1996, the provisions of the notes from Investors-NA to FIC, Family Life Corporation ("FLC") and Family Life Insurance Investment Company ("FLIIC") were modified as follows: (a) the $22.5 million note was amended to provide for twenty quarterly principal payments, in the amount of $1,125,000 each, to commence on December 12, 1996; the final quarterly principal payment is due on September 12, 2001; the interest rate on the note remains at 11%, (b) the $30 million note was amended to provide for forty quarterly principal payments, in the amount of $163,540 each for the period December 12, 1996 to September 12, 2001; beginning with the principal payment due on December 12, 2001, the amount of the principal payment increases to $1,336,458; the final quarterly principal payment is due on September 12, 2006; the interest rate on the note remains at 9%, (c) the $4.5 million note was amended to provide for forty quarterly principal payments, in the amount of $24,531 each for the period December 12, 1996 to September 12, 2001; beginning with the principal payment due on December 12, 2001, the amount of the principal payment increases to $200,469; the final quarterly principal payment is due on September 12, 2006; the interest rate on the note remains at 9%, (d) the $2.5 million note was amended to provide that the principal balance of the note is to be repaid in twenty quarterly installments of $125,000 each, commencing December 12, 1996 with the final payment due on September 12, 2001; the rate of interest remains at 12%, (e) the Master PIK note, which was issued to provide for the payment in kind of interest due under the terms of the $2.5 million note prior to June 12, 1996, was amended to provide that the principal balance of the note ($1,977,119) is to be paid in twenty quarterly principal payments, in the amount of $98,855.95 each, to commence December 12, 1996 with the final payment due on September 12, 2001; the interest rate on the note remains at 12%.

     In December, 1998, FLIIC was dissolved. In connection with the dissolution, all of the assets and liabilities of FLIIC became the obligations of FLIIC's sole shareholder (FIC). Accordingly, the obligations under the provisions of the $4.5 million note described above are now the obligations of FIC.


(d) The data processing needs of ILCO's and FIC's insurance subsidiaries are provided to ILCO's and FIC's insurance subsidiaries by FIC Computer Services, Inc. ("FIC Computer"), a subsidiary of FIC. Under the provisions of the data processing agreement FIC Computer provides data processing services to each subsidiary for fees equal to such subsidiary's proportionate share of FIC Computer's actual costs of providing those services to all of the subsidiaries. Family Life paid $1,610,397 and ILCO's insurance subsidiaries paid $2,818,095 to FIC Computer for data processing services provided during 1998.

(e) In 1995, Family Life entered into a reinsurance agreement with Investors-NA pertaining to universal life insurance written by Family Life. The reinsurance agreement is on a co-insurance basis and applies to all covered business with effective dates on and after January 1, 1995. The agreement applies to only that portion of the face amount of the policy which is less than $200,000; face amounts of $200,000 or more are reinsured by Family Life with a third party reinsurer.

(f)  In  1996,   Family  Life  entered  into  a   reinsurance   agreement   with
     Investors-NA, pertaining to annuity
     contracts written by Family Life. The agreement applies to contracts written on or after January 1, 1996.

(g) In November, 1998, FIC purchased 101,304 shares of FIC's common stock from the Roy F. and Joann Cole Mitte Foundation (the "Foundation"), a Texas non-profit corporation which is controlled by Mr. Mitte and his wife, at a price of $18.625 per share (or a total purchase price of $1,886,787). At the same time, Family Life purchased 272,000 shares of FIC's common stock from the Foundation at a price of $18.625 per share (or a total purchase price of $5,066,000). Mr. Mitte and his wife had previously donated the shares to the Foundation. The Foundation obtained a private letter ruling from the Internal Revenue Service, in which the IRS ruled that the sale of the FIC common stock to the Company would not constitute a direct or indirect act of self-dealing between the Foundation and the Company. The transaction was reviewed by a Special Committee of the Board of Directors, consisting of two outside directors. In addition, the Company obtained a favorable fairness opinion from an independent investment banking firm.

(h) Mr. Crowe retired from active service with the Company in January, 1997 and served on the ILCO Board until October, 1997; he continues to serve on the Board of Directors of FIC. Following Mr. Crowe's retirement, the Company entered into a consulting agreement with him. Under the terms of the agreement, Mr. Crowe is to be available for periodic consultation on actuarial matters related to the operations of the life insurance companies. The agreement provide of a payment of $25,000 per year for a period of five-years.


                         BOARD, COMMITTEES AND MEETINGS

FIC's Board of Directors met formally four times during 1998. All of the incumbent Directors attended 100% of the required meetings, except Mr. Demgen, who attended three of the four meetings (75%).

The Board has an Audit Committee which did not have any formal meetings during 1998. The Board does not have a Nominating Committee. The Directors serving on the Audit Committee in 1998 were Messrs. Dale Mitte, Grace, Barnett and Crowe. The duties of the Audit Committee are to review the financial statements and the results of the Company's annual audit with FIC's independent auditors.

The members of the Compensation Committee during 1998 were: Messrs, Barnett, Parker and Supple. The Compensation Committee held one meeting during 1998.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

FIC's accounting firm for the current year is PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be available for comment at the Shareholders Meeting and will be given an opportunity to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

It is contemplated by the management of FIC that the next Annual Meeting of the Shareholders of FIC will be held on or about May 16, 2000. Proposals submitted by any security holders and intended to be included in FIC's Proxy Statement and Form of Proxy relating to the meeting must be received by the Company at its principal executive offices no later than December 31, 1999 and must be in compliance with applicable laws and Securities and Exchange Commission regulations.

                               ADDITIONAL MATTERS

At the date hereof, there are no other matters which the Board of Directors intends to present or has reason to believe others will present at the meeting. However, if any other matter should be presented, the persons named in the accompanying proxy will vote according to their best judgment in the interest of FIC with respect to such matters.

Date:  April 16, 1999

                                              By Order of the Board of Directors
                                              Financial Industries Corporation


                                              Eugene E. Payne
                                              Secretary